                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-b(e)(2))

[x]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           O2WIRELESS SOLUTIONS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
                ------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

1)       Title of each class of securities to which transaction applies:
                                                                        -------

         ----------------------------------------------------------------------

2)       Aggregate number of securities to which transaction applies:
                                                                     ----------

         ----------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
                                               --------------------------------

4)       Proposed maximum aggregate value of transaction:
                                                         ----------------------

5)       Total fee paid:
                        -------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount Previously Paid:

         ----------------------------------------------------------------------

2)       Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------

3)       Filing Party:

         ----------------------------------------------------------------------

4)       Date Filed:

-----------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                 April 24, 2002

Dear Shareholder:

         The 2002 Annual Meeting of Shareholders of o2wireless Solutions, Inc. will be held on May 21, 2002, at 9:00 a.m., local time, at the Doubletree Guest Suites, Atlanta Galleria, 2780 Windy Ridge Parkway, Atlanta, Georgia 30339. You are cordially invited to attend.

         The Notice of Annual Meeting and a Proxy Statement, which describe the formal business to be conducted at the Annual Meeting, follow this letter.

         After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign and return the enclosed proxy or attend the Annual Meeting in person. Your careful consideration of the matters before our shareholders is important regardless of the number of shares you own.

         A copy of the Company's 2001 Annual Report is also enclosed for your information. It includes the Company's audited financial statements for the year ended December 31, 2001, as well as information on the Company's operations, markets and services.

         We look forward to seeing you at the Annual Meeting.

                                          Very truly yours,

                                          /s/ ANDREW D. ROSCOE

                                          Andrew D. Roscoe
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                           O2WIRELESS SOLUTIONS, INC.
                          440 INTERSTATE NORTH PARKWAY
                             ATLANTA, GEORGIA 30339

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 2002

         The 2002 Annual Meeting of Shareholders of o2wireless Solutions, Inc. (the "Company") will be held on May 21, 2002 at 9:00 a.m., at the Doubletree Guest Suites, Atlanta Galleria, 2780 Windy Ridge Parkway, Atlanta, Georgia 30339, for the following purposes:

         (1) To elect two directors to the Board of Directors, to serve for the respective terms set forth in the accompanying Proxy Statement and until their successors are elected and qualified; and

         (2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on April 5, 2002 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          /s/ ANDREW D. ROSCOE

                                          Andrew D. Roscoe
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Atlanta, Georgia
April 24, 2002

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                           O2WIRELESS SOLUTIONS, INC.
                          440 INTERSTATE NORTH PARKWAY
                             ATLANTA, GEORGIA 30339

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 2002

                             -----------------------

                                 PROXY STATEMENT

                             -----------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of o2wireless Solutions, Inc. (the "Company") for the 2002 Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 21, 2002 and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 23, 2002. The address of the principal executive offices of the Company is 440 Interstate North Parkway, Atlanta, Georgia 30339.

         The Board has designated Andrew D. Roscoe and William J. Loughman, and each or either of them, as proxies to vote the shares of common stock, $.0001 par value per share (the "Common Stock") solicited on its behalf. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the director nominees named below. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates; however, with respect to any matter other than the election of directors, an abstention or broker non-vote would have the effect of a vote against the proposal in question.

         The record of shareholders entitled to vote at the annual meeting was taken on April 5, 2002. On that date the Company had outstanding and entitled to vote 27,937,737 shares of Common Stock, with each share of Common Stock entitled to one vote. A majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 5, 2002 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock; (ii) each director and director nominee of the Company; (iii) each Named Executive Officer (as defined herein); and (iv) all directors and executive officers of the Company as a group.

                                                                        SHARES
    NAME OF                                                          BENEFICIALLY                   PERCENT
BENEFICIAL OWNER                                                       OWNED(1)                    OF CLASS
----------------                                                     ------------                  --------
Andrew D. Roscoe                                                        318,986(2)                    1.1%
William J. Loughman                                                     427,158(3)                    1.5%
Ronald D. Webster                                                       180,061(4)                      *
John J. Meyer                                                            59,981(5)                      *
Donald F. DeMuth                                                      6,425,586(6)                   23.0%
John G. Farmer, Jr.                                                           0                         *
Stephen F. Johnston, Sr.                                              6,294,943(7)                   22.5%
Murray L. Swanson                                                       458,227(8)                    1.6%
Darin R. Winn                                                                 0                         *
DFW Capital Partners, L.P.                                            6,350,664(9)                   22.7%
Stratford Capital Partners, L.P.                                      3,692,405(10)                  13.2%
American Capital Strategies, Ltd.                                     2,557,175(11)                   8.4%
Wellington Management Company, LLP                                    2,653,800(12)                   9.5%
All directors and executive officers                                 14,164,942(13)                  48.7%
  as a group (9 persons)

-----------------

*        Less than 1% of outstanding shares.

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within 60 days of April 5, 2002. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Pursuant to the Rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)      Includes 256,666 shares subject to presently exercisable stock options.

(3)      Includes 263,150 shares subject to presently exercisable stock options.

(4)      Includes 164,061 shares subject to presently exercisable stock options.

(5)      Includes 57,981 shares subject to presently exercisable stock options.

(6) Includes 3,848,686 shares held by DFW Capital Partners, L.P., 2,432,160 shares held by DeMuth, Folger & Wetherill II, L.P. and 69,818 shares held by Capital Partners-GP, L.P. Mr. DeMuth is a general partner of Capital Partners-GP, L.P., the sole general partner of DFW Capital Partners, L.P. Mr. DeMuth is also a general partner of DFW L.P., the sole general partner of DeMuth, Folger & Wetherill II, L.P. Mr. DeMuth disclaims beneficial ownership of all securities, and all proceeds thereof, that exceed his pecuniary interest therein and/or that are not actually distributed to him. The business address of Mr. DeMuth is Glenpointe Centre East, 5th Floor, 300 Frank W. Burr Boulevard, Teaneck, New Jersey 07666.

(7) Based upon a Schedule 13G filed with the Commission on February 14, 2002 by Mr. Johnston. The Company makes no representation as to the accuracy or completeness of the information reported. The business address of Mr. Johnston is 440 Interstate North Parkway, Suite 200, Atlanta, Georgia 30339.

(8)      Includes 433,227 shares subject to presently exercisable stock options.

(9) Based upon a Schedule 13G filed with the Commission on January 31, 2002 by DFW Capital Partners, L.P. and DeMuth, Folger & Wetherill II, L.P. The Company makes no representation as to the accuracy or completeness of the information reported. The address of DFW Capital Partners, L.P. and DeMuth, Folger & Wetherill II, L.P. is Glenpointe Centre East, 5th Floor, 300 Frank W. Burr Boulevard, Teaneck, New Jersey 07666.

(10) Based upon a Schedule 13G filed with the Commission on February 14, 2001 by a group including Thomas O. Hicks, Stratford Capital Partners, L.P., Stratford Equity Partners, L.P., Stratford Capital GP Associates, L.P. and Stratford Capital Corporation with respect to an aggregate of 3,692,405 shares, of which 1,920,025 shares are held directly by Stratford Capital Partners, L.P. and 1,772,380 shares are held directly by Stratford Equity Partners, L.P. According to the Schedule 13G, each of Mr. Hicks, Stratford Capital GP Associates and Stratford Capital Corporation has shared voting and dispositive power with respect to 3,692,405 shares. Stratford Capital Partners, L.P. has shared voting and dispositive power with respect to 1,920,025 shares. Stratford Equity Partners, L.P. has shared voting and dispositive power with respect to 1,772,380 shares. The Company makes no representation as to the accuracy or completeness of the information reported. The address of Thomas O. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. The address of each of Stratford Capital Partners, LP, Stratford Equity Partners, LP, Stratford Capital GP Associates, LP and Stratford Capital Corporation is 300 Crescent Court, Suite 500, Dallas, Texas 75201.

(11) Represents shares subject to immediately exercisable warrants. Based upon a Schedule 13G filed with the Commission on February 14, 2001 by American Capital Strategies, Ltd. ("ACS"). The Company makes no representation as to the accuracy or completeness of the information reported. The address of ACS is 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814.

(12) Based upon a Schedule 13G filed with the Commission on February 12, 2002 by Wellington Management Company, LLP. The Company makes no representation as to the accuracy or completeness of the information reported. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(13) Includes 1,175,085 shares subject to presently exercisable stock options.

                                 AGENDA ITEM ONE
                              ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of five directors, divided into three classes, with members of each class of directors serving for staggered three-year terms. The Board consists of two Class I directors: Stephen
F. Johnston, Sr. and Andrew D. Roscoe, whose terms will expire at the 2004 Annual Meeting of Shareholders; two Class II directors: Darin R. Winn and Donald
F. DeMuth, whose terms will expire at the 2002 Annual Meeting of Shareholders; and one Class III director: John G. Farmer, whose term will expire at the 2003 Annual Meeting of Shareholders.

         The Board of Directors has nominated Donald F. DeMuth and Darin R. Winn for election as Class II directors of the Company to serve for a term of three years until the 2005 Annual Meeting of Shareholders.

         Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than two nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the Common Stock is required for the election of the two nominees standing for election. Because the nominees will be elected by plurality vote, votes withheld from any one or more nominees will not have any effect on the outcome of the election of directors. Management of the Company has no reason to believe that any nominee will not serve if elected.

         The following persons have been nominated by management for election to the Board of Directors as Class II directors for a term of three years, expiring at the 2005 Annual Meeting of Shareholders, and until their successors are elected and qualified:

         DONALD F. DEMUTH, age 58, has been a director of o2wireless Solutions since July 2001. Since October 1983, Mr. DeMuth has been the managing general partner of several private equity investment funds including DeMuth, Folger & Wetherill II, L.P. and DFW Capital Partners, L.P. Each of DeMuth, Folger & Wetherill II, L.P. and DFW Capital Partners, L.P. is the beneficial owner of greater than 5% of the Company's Common Stock. From 1969 to 1983, Mr. DeMuth was employed by Kidder, Peabody & Co. in the corporate finance department. He last served as Vice President, Director and Chairman of the Audit Committee of that firm.

         DARIN R. WINN, age 37, has been a director of o2wireless Solutions since December 1999. Since August 1998, Mr. Winn has been a principal at American Capital Strategies, Ltd. ("ACS"), a publicly traded buyout and mezzanine fund, and was responsible for opening the ACS office in Dallas, Texas. ACS is the beneficial owner of greater than 5% of the Company's Common Stock. From 1995 to August 1998, Mr. Winn was an associate with Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P., Dallas-based private investment firms. From 1991 to 1995, Mr. Winn was a member of GE Capital's Southwest Corporate Finance Group where he focused on transactions involving senior debt financing opportunities. Prior to GE Capital, Mr. Winn was a member of the Dean Witter Reynolds Southwest Corporate Finance Group where he gained experience in mergers and acquisitions, leveraged buyouts, corporate restructuring, public offerings, and private placements of both debt and equity.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE FOREGOING NOMINEES.

         Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the annual meeting of shareholders.

         Class I Directors, serving for a term expiring at 2004 Annual Meeting of Shareholders:

         STEPHEN F. JOHNSTON, SR., age 50, has been a director of o2wireless Solutions since its inception and served as our Chairman until December 2001 and our Chief Executive Officer until June 2001. Mr. Johnston co-founded the Company in 1991 under the name American Communications Construction, Inc. ("ACCI"), which provided services to four rural cellular telephone systems in Kentucky and West Virginia. In 1997, Mr. Johnston formed Clear Communications Group, Inc. through the combination of ACCI and two other wireless service providers. Mr. Johnston has over 15 years of experience in the telecommunications industry.

         ANDREW D. ROSCOE, age 44, has been a director of o2wireless Solutions since November 1997 and has served as our Chairman since December 2001 and as our President and Chief Executive Officer since April 2002. Mr. Roscoe is the founder and principal of Force Nine, LLC, a telecommunications investment firm, which he founded in September 1999. Since March 2001, Mr. Roscoe has served as the Executive Director of GroupServe, Inc., a wireless Internet applications firm. Mr. Roscoe served as the Chief Executive Officer of Groupserve from February 2000 to March 2001. From 1992 to 1999, Mr. Roscoe served in a variety of positions, including President and Chief Executive Officer, with The Strategis Group, a telecommunications research firm, and its predecessors. From 1994 to 1997, Mr. Roscoe served as the Chairman of Integrated Site Development Company, LLC, which was sold to o2wireless Solutions in 1997. Mr. Roscoe is also the founder and a director of RJB Management Company. In 1987, Mr. Roscoe founded Economic and Management Consultants International, Inc., a wireless consulting firm. Mr. Roscoe has over 18 years of experience in the telecommunications industry, analyzing technology, markets and finance.

         Class III Director, serving for a term expiring at the 2003 Annual Meeting of Shareholders:

         JOHN G. FARMER, JR., age 54, has been a director of o2wireless Solutions since December 1999. Since 1994, Mr. Farmer has served as the managing partner of Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P. (collectively "Stratford") both of which are small business investment companies affiliated with the Hicks, Muse, Tate & Furst organization. Each of Stratford Capital Partners, L.P. and Stratford Equity Partners, L.P. is the beneficial owner of greater than 5% of the Company's Common Stock. Prior to joining Stratford, Mr. Farmer served as Senior Vice President and Regional Manager for GE Capital's Corporate Finance Group, focusing primarily on private and public middle market companies, equity funds and leveraged buyout sponsors. Prior to working with GE Capital, Mr. Farmer served in various senior management positions with MBank in Dallas, Texas.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 2001, its officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them.

         Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report monthly to the Chief Financial Officer of the Company as to whether any transactions in the Company's Common Stock occurred during the previous month.

                       MEETINGS OF THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

         The Board of Directors held 12 meetings and acted by unanimous written consent three times during the year ended December 31, 2001. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he or she served. The Company's Board of Directors has two standing committees - the Audit Committee and the Compensation Committee.

         The Audit Committee presently consists of Donald F. DeMuth, John G. Farmer, Jr. and Darin R. Winn. The Audit Committee has been assigned the principal function of reviewing the internal and external financial reporting of the Company, reviewing the scope of the independent audit and considering comments by the auditors regarding internal controls and accounting procedures and management's response to these comments. Each of Messrs. DeMuth, Farmer and Winn are "independent," as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealer's listing standards. The Audit Committee held six meetings during 2001. The Report of the Audit Committee appears below.

         The Compensation Committee presently consists of Donald F. DeMuth, John
G. Farmer, Jr. and Darin R. Winn. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management and assisting in the administration of the Company's 1998 Stock Option Plan. The Compensation Committee met seven times during 2001.

         The Board of Directors does not have a standing nominating committee, such function being reserved to the full Board of Directors.

                            REPORT OF AUDIT COMMITTEE

         In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2001, the Audit Committee met six times and discussed the interim financial information contained in each of the Company's quarterly earnings announcements with the Chief Financial Officer and KPMG LLP prior to release. In discharging its oversight responsibility as to the audit process, the Audit Committee has reviewed and discussed the Company's audited financial statements as of and for the year ended December 31, 2001 with management and has discussed with KPMG LLP, the independent auditors and accountants for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) with respect to those statements.

         The Audit Committee has received and reviewed the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence in connection with its audit of the Company's most recent financial statements. The Audit Committee has also considered whether KPMG LLP's provision of non-audit services to the Company is compatible with maintaining such firm's independence. See "Independent Public Accountants." Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                          Respectfully submitted,



                                          Donald F. DeMuth
                                          John G. Farmer, Jr.
                                          Darin R. Winn

         The information in the foregoing Report of the Audit Committee shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

                             EXECUTIVE COMPENSATION

         The following table presents certain information for the fiscal years ended December 31, 2001, 2000 and 1999 concerning compensation earned for services rendered in all capacities by the Company's Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2001 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG TERM
                                                                       ANNUAL COMPENSATION          COMPENSATION
                                                                   ---------------------------      ------------
                                                                                                     SECURITIES
     NAME AND                                                                                        UNDERLYING        ALL OTHER
PRINCIPAL POSITION                                   YEAR          SALARY($)          BONUS($)       OPTIONS(#)     COMPENSATION(5)
------------------                                   ----          ---------          --------       -----------    ---------------
Murray L. Swanson(1)...............................  2001          $ 167,500                --          975,000         $   788
   President and Chief Executive
      Officer

William J. Loughman                                  2001          $ 195,655                --          307,000         $ 6,338(6)
   Chief Operating Officer                           2000            153,832          $ 42,500          149,030           1,142
                                                     1999            114,711            13,500          132,500             460

Ronald D. Webster(2)...............................  2001          $ 115,235                --          375,000         $   276
   Executive Vice President, Chief
      Financial Officer, Secretary
         and Treasurer

John J. Meyer(3)...................................  2001          $ 175,000                --               --         $   330
   Executive Vice President and                      2000            101,761                --           66,250             525
      Chief Technology Officer

Stephen F. Johnston, Sr.(4)........................  2001          $ 182,777                --               --         $ 4,298
   Chairman and Chief Executive                      2000            201,451          $ 50,000           59,122           5,880
      Officer                                        1999            189,346            46,250               --             432

---------

(1) Mr. Swanson resigned as President and Chief Executive Officer and a director of the Company in April 2002.

(2)      Mr. Webster joined the Company in June 2001.

(3)      Mr. Meyer joined the Company in June 2000.

(4) Mr. Johnston served as Chief Executive Officer of the Company until June 2001 and was succeeded by Andrew Roscoe as Chairman of the Board in December 2001.

(5) Represents premiums for life and disability insurance paid for the benefit of the indicated Named Executive Officers.

(6)      Includes automobile allowance of $5,400.

COMPENSATION OF DIRECTORS

         Each of the Company's non-employee directors who are not employees of or affiliated with the Company's shareholders owning greater than 5% of our common stock receives cash compensation of $1,000 per meeting requiring "in person" attendance and $750 per telephonic meeting. On the date such non-employee director is elected to the Board, such director is granted an option to purchase 4,000 shares which is immediately exercisable as of the date of grant. In addition, each of these directors also receives an option to purchase 4,000 shares of the Company's common stock on an annual basis, which annual grant vests over a period of three years from the date of grant. Director options have a ten year term. All options will immediately and fully vest if a director ceases to be a director or the Company undergoes a change in control and will automatically expire, unless exercised, upon the earlier of (i) one year from the date the director ceased to be a director or the Company undergoes a change in control, or (ii) ten years from the date of grant. These options have an exercise price equal to the fair market value of the Company's common stock on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is currently comprised of Donald F. DeMuth, John G. Farmer, Jr. and Darin R. Winn. Prior to December 2001, the Compensation Committee consisted of Stephen F. Johnston, Sr., Donald F. DeMuth and Andrew D. Roscoe. Ms. Lisa Roumell also served on the Compensation Committee until she resigned from the Board of Directors in July 2001. With the exception of Mr. Johnston, who served as Chairman and Chief Executive Officer of the Company, none of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during fiscal 2001.

         In February 1998, we entered into an agreement with Mr. Johnston to lease the office space in which our corporate headquarters are located. The lease provides for minimum annual rental payments of approximately $182,000 through May 2003. Lease payments to Mr. Johnston by the Company with respect to such property totaled $206,000 during 2001. Management believes that the rent paid for such office space is at or below market rental rates for comparable space.

         In fiscal 2001, the Company performed services for Pacific Communications, LLC, a company controlled by Mr. Johnston. The value of the services performed by the Company during 2001 totaled $55,000.

         No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

EMPLOYMENT AGREEMENTS

William J. Loughman

         In June 2001, Mr. Loughman was elected as Chief Operating Officer of the Company. In connection with his election as Chief Operating Officer, Mr. Loughman's annual base salary was increased to $240,000 and he received stock options to purchase 307,000 shares of the Company's common stock at an exercise price of $2.00 per share, the fair market value of the common stock on the date of grant. On April 17, 2002, the Company entered into an employment agreement with Mr. Loughman to serve as its Chief Operating Officer. Mr. Loughman's employment agreement is for a term of three years expiring on April 17, 2005; however, the agreement automatically renews for successive one year terms unless either party provides the other party with notice of its intention not to renew the agreement. Pursuant to the terms of his employment agreement, Mr. Loughman is paid an annual base salary of $240,000 and is eligible to receive incentive bonuses of up to 50% of his base salary if the Company meets certain performance objectives established by the Board of Directors. Also pursuant to the Agreement, Mr. Loughman receives a monthly automobile allowance of $450. In the event of a change of control, Mr. Loughman's stock options will vest and become exercisable in full as of the date of the change of control.

         If Mr. Loughman is terminated without cause, he is entitled to receive his annualized base salary for a period of one year from the date of his termination. In addition, the Company must continue to provide Mr. Loughman with medical insurance coverage, through COBRA, for a period of twelve months following his termination, or until Mr. Loughman begins working for another entity. Mr. Loughman may terminate his employment for good reason if (i) the assignment of any duties material and consistent with his position results in a material diminution in his position, authority, duties or responsibilities, (ii) a reduction in Mr. Loughman's base salary occurs (subject to certain exceptions), or (iii) the Company requires Mr. Loughman (without his consent) to be based in any office or location other than the Company's principal office in Atlanta, Georgia. In the event of such termination, Mr. Loughman shall be entitled to receive the benefits discussed above as if he were terminated without cause, including the fact that stock options which have vested and are exercisable on the date of termination shall continue to be exercisable for a period of one year from the date of such termination.

Ronald D. Webster

         On January 7, 2002, the Company entered into an Employment Agreement with Ronald D. Webster to serve as its Executive Vice President - Finance and Administration and Chief Financial Officer of the Company. The term of the Agreement expires on June 27, 2004; however, the Agreement automatically renews for successive one year terms unless either party provides the other party with notice of its intention not to renew the Agreement. Pursuant to the terms the Agreement, Mr. Webster is paid an annual base salary of $225,000 and is eligible to receive incentive bonuses of up to 50% of his base salary if the Company meets certain performance objectives established by the Board of Directors. Also pursuant to the Agreement, Mr. Webster received stock options to purchase 375,000 shares of the Company's common stock at an exercise price of $2.00 per share, the fair market value of the common stock on the date of grant. In the event of a change of control, the stock options will vest and become exercisable in full as of the date of the change of control.

         If Mr. Webster is terminated without cause, he is entitled to receive severance pay in the form of payment of his annualized base salary for a period of one year from the date of termination. In addition, the Company shall continue to provide through COBRA or otherwise, for a period of 12 months following his termination or until Mr. Webster begins working for another entity. Mr. Webster may terminate his employment for good reason if (i) the assignment of any duties material and consistent with his position results in a material diminution in his position, authority, duties or responsibilities, (ii) a reduction in Mr. Webster's base salary occurs (subject to certain exceptions), or (iii) the Company requires Mr. Webster (without his consent) to be based in any office or location other than the Company's principal office in Atlanta, Georgia or Chicago, Illinois. In the event of such termination, Mr. Webster shall be entitled to receive the benefits discussed above as if he were terminated without cause, including the fact that stock options which have vested and are exercisable on the date of termination shall continue to be exercisable for a period of one year from the date of such termination.

John J. Meyer

         On June 15, 2000, the Company entered into an Employment Agreement with John J. Meyer to serve as Vice President and General Manager of the Systems Engineering Division of the Company and Chief Technical Officer of the Company. Mr. Meyer's Employment Agreement is for a term of three years; however, the Agreement automatically renews for successive one year terms unless either party provides the other party with notice of its intention not to renew the Agreement. Pursuant to the terms of the Employment Agreement, Mr. Meyer is paid an annual base salary of $175,000. Also pursuant to the Agreement, Mr. Meyer received stock options to purchase 25,000 shares of common stock at an exercise price of $12.00 per share, the fair market value of the common stock on the date of grant. If Mr. Meyer is terminated without cause, he shall be entitled to severance pay in the form of continuation of his annualized base salary for the remaining term of the Agreement. If Mr. Meyer obtains other employment prior to the end of the period during which he is being paid, he must promptly give notice to the Company and the payments to him under this Agreement will be reduced by the amount of cash compensation received from Mr. Meyer's other employment for services performed during such period. In addition, the Company shall continue to provide, through COBRA or otherwise, medical insurance coverage for a period of 12 months following the date of termination or until Mr. Meyer begins working for another entity. On a minimum of 90 days' notice to the Company, Mr. Meyer may terminate the Agreement, in which event the Company shall not be obligated to pay any salary or other compensation to Mr. Meyer, other than accrued and unpaid base salary through the date of termination.

         Each of Messrs. Loughman, Webster and Meyer's employment agreements contain confidentiality, noncompetition and nonsolicitation provisions restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company.

Murray L. Swanson

         In connection with Mr. Swanson's resignation, the Company has agreed to continue to pay Mr. Swanson his annualized base salary of $325,000 for a period of 12 months.

401(K) PROFIT SHARING PLAN

         The Company maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, all employees of the Company who have completed one month of service and have attained age 21 are eligible to participate. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a minimum of 1% of their salary on a pre-tax basis and a maximum consistent with IRS guidelines (up to $11,000 per year). Subject to certain Code limitations, the Company may make both matching and additional contributions at the discretion of the Board of Directors of the Company each year. A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant's account attributable to his or her own contributions is 100% vested. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments.

STOCK OPTION PLAN

         In September 1998, the Company adopted the 1998 Stock Option Plan (the "Plan") for employees who are contributing significantly to the business of the Company or its subsidiaries as determined by the Company's Board of Directors or the committee administering the Plan. The Plan currently provides for the grant of incentive and non-qualified stock options to purchase up to 6,200,000 shares of Common Stock. Incentive stock options granted pursuant to the Plan will generally expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is three months after the termination of the holder's service with the Company. Options granted under the Plan typically vest over a period ranging from two to four years. As of March 31, 2002, options to purchase 3,741,774 shares of Common Stock were outstanding pursuant to the Plan.

         The following table provides certain information concerning individual grants of stock options under the Company's 1998 Stock Option Plan made during the year ended December 31, 2001 to the Named Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS
                                           --------------------------------------------------
                                                       % OF TOTAL                                POTENTIAL REALIZABLE VALUE AT
                                                         OPTIONS                                 ASSUMED ANNUAL RATES OF STOCK
                                                       GRANTED TO    EXERCISE OR                    PRICE APPRECIATION FOR
                                            OPTION    EMPLOYEES IN   BASE PRICE                         OPTION TERM(1)
                                           GRANTED      FISCAL         ($ PER      EXPIRATION    ----------------------------
NAME                                         (#)         YEAR           SHARE)        DATE            5%               10
----                                       -------    ------------   -----------   ----------    -----------      -----------
Murray L. Swanson                          983,000         33.7%           (2)           (2)     $ 1,236,407      $ 3,133,298

William J. Loughman                        307,000         10.5%      $  2.00       6/26/11      $   386,141      $   978,558

Ronald D. Webster                          375,000         12.9%      $  2.00       6/27/11      $   471,671      $ 1,195,307

John J. Meyer                                   --           --            --            --               --               --

Stephen F. Johnston, Sr.                        --           --            --            --               --               --

-----------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Company's Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

(2) Options for 975,000 shares at an exercise price of $2.00 per share vest as follows: 25% are immediately exercisable with the remaining 75% vesting in equal increments on a quarterly basis over a period of three years. Options for 4,000 shares at an exercise price of $2.56 per share are immediately exercisable. Options for 4,000 shares at an exercise price of $2.56 per share vest in equal increments on April 19, 2001, 2002 and 2003. As a result of Mr. Swanson's resignation in April 2002, these options will expire on April 4, 2003.

         No options were exercised by the Named Executive Officers during the year ended December 31, 2001. The following table provides certain information concerning the value of unexercised options held by the Named Executive Officers as of December 31, 2001.

                                                                                                      VALUE OF UNEXERCISED IN
                                                        NUMBER OF UNEXERCISED                           THE-MONEY OPTIONS AT
                                                     OPTIONS AT FISCAL YEAR END                          FISCAL YEAR END(1)
                                                 ---------------------------------               ---------------------------------
         NAME                                    EXERCISABLE         UNEXERCISABLE               EXERCISABLE         UNEXERCISABLE
         ----                                    -----------         -------------               -----------         -------------
         Murray L. Swanson                         372,290              610,710                          --                   --
         William J. Loughman                       255,984              292,796                    $ 25,440             $ 55,650
         Ronald D. Webster                         140,624              234,376                          --                   --
         John J. Meyer                              44,176               22,074                          --                   --
         Stephen F. Johnston, Sr.                   43,849               15,273                          --                   --

-----------------

(1) Dollar values were calculated by determining the difference between the closing price of $1.74 per share of Common Stock, as reported by The Nasdaq Stock Market on December 31, 2001, and the exercise price of the options.

                           RELATED PARTY TRANSACTIONS

         For information with respect to certain related party transactions between the Company and Mr. Johnston, please see "Compensation Committee Interlocks and Insider Participation."

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is responsible for: (i) reviewing, recommending, and approving the Company's compensation philosophy and policies and benefits programs; (ii) reviewing and approving the base salaries, bonuses and stock option grants for all executive officers of the Company; and (iii) administering the Company's stock option plan.

         The Company's compensation policies have been designed to align the financial interests of the Company's management with those of its shareholders, and reflect the nature of the Company by taking into account the Company's operating environment and the expectations for growth and profitability. Compensation for each of the Company's executive officers consists of a base salary, and in some cases, an annual performance bonus and/or stock options.

         The Compensation Committee's philosophy is that a critical component of an executive's compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company's compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

         The Compensation Committee reviews executive compensation annually, unless a previously specified salary level has been established in an executive's employment contract (as is the case with certain of the Company's executive officers). Annual salary recommendations are generally based on peer group and national industry surveys of executive compensation packages for companies of a similar size in our industry, as well as evaluations of the individual executive's past and expected future performance. Similarly, the base salary of the Chief Executive Officer is determined based on a review of competitive compensation data, the Chief Executive Officer's overall compensation package, and an assessment of his past performance and expected future performance in leading the Company.

         The amount of any annual bonus to be paid to executive officers is currently determined based upon an evaluation of such factors as individual performance relative to contributing to the Company's short and long term goals, increases in the Company's revenues, gross profit, and EBITDA and working capital targets. From time to time, the specific Company performance measures considered may change in response to changes in overall Company performance objectives.

         Stock options represent a substantial portion of compensation for the Company's executive officers. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the Company's stock price increases. Generally, grants vest in equal amounts over a period of four years (although certain special types of grants may vest over a shorter period) and executives typically must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with the Company and an evaluation of the executive's past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of the Company's shareholders, since the ultimate value of such compensation is linked directly to stock price.

         The Compensation Committee will continually evaluate the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                          Donald F. DeMuth
                                          John G. Farmer, Jr.
                                          Darin R. Winn

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Compensation Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of The Nasdaq Stock Market Index and the Nasdaq Telecommunications Index for the period commencing on August 16, 2000 (the date of the Company's initial public offering of Common Stock) and ending December 31, 2001 (the "Measuring Period"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on August 16, 2000. The change in cumulative total return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the Measuring Period, assuming dividend reinvestment, and (B) the change in share price between the beginning and end of the Measuring Period, by (ii) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
            O2WIRELESS SOLUTIONS, INC., NASDAQ STOCK MARKET INDEX AND
                         NASDAQ TELECOMMUNICATIONS INDEX

                  [SHAREHOLDER PERFORMANCE GRAPH APPEARS HERE]

     ASSUMES $100 INVESTED ON AUGUST 16, 2000 IN O2WIRELESS SOLUTIONS, INC.
                   COMMON STOCK, NASDAQ STOCK MARKET INDEX AND
                         NASDAQ TELECOMMUNICATIONS INDEX

                                              8/16/00     9/30/00     12/31/00     03/31/01     06/30/01      09/30/01     12/31/01
                                              -------     -------     --------     --------     --------      --------     --------
o2wireless Solutions, Inc.                    $100.00     $144.40      $69.63       $14.95       $15.33        $ 9.50       $13.01
NASDAQ Telecommunications Index               $100.00     $ 92.60      $59.04       $54.79       $52.61        $37.29       $42.17
NASDAQ Market Index                           $100.00     $ 87.39      $58.44       $44.28       $51.89        $36.03       $46.97

                         INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG LLP has served as independent auditors of the Company for the fiscal year ended December 31, 2001 and has been selected by the Board of Directors to serve as independent auditors of the Company for the fiscal year ending December 31, 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

         AUDIT FEES. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001 and the review of the financial statements included in the Company's Form 10-Q for that year were $342,700. Other fees for audit related services in connection with certain acquisitions by the Company and the audit of the Company's benefit plan were $194,050 for 2001.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. During 2001, KPMG LLP did not perform any services with regard to financial information systems design and implementation.

         ALL OTHER FEES. The aggregate fees for non-audit services provided by KPMG LLP in 2001, which included business tax strategy consulting, tax compliance services and technology assessment, were $375,982.

         The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by KPMG LLP to the Company is compatible with maintaining such firm's independence. See also "Report of Audit Committee."

                           ANNUAL REPORT ON FORM 10-K

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company's Investor Relations Department, 440 Interstate North Parkway, Atlanta, Georgia 30339. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the Company's 2003 Annual Meeting must be received at the Company's principal executive offices by December 21, 2002 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.

         With respect to any such proposals received by the Company after March 6, 2003, the persons named in the form of proxy solicited by management in connection with the 2003 Annual Meeting of shareholders of the Company will have discretionary authority to vote on any such shareholder proposals in accordance with their judgment of what is in the best interests of the Company.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                          By Order of the Board of Directors,

                                          /s/ ANDREW D. ROSCOE

                                          Andrew D. Roscoe
                                          Chairman of the Board, President and
                                          Chief Executive Officer
Atlanta, Georgia
April 24, 2002

                           O2WIRELESS SOLUTIONS, INC.
                          440 INTERSTATE NORTH PARKWAY
                             ATLANTA, GEORGIA 30339

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS.

    The undersigned hereby appoints Andrew D. Roscoe and William J. Loughman or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of O2WIRELESS SOLUTIONS, INC. to be held on May 21, 2002, at 9:00 a.m. at the Doubletree Guest Suites, Atlanta, Galleria, 2780 Windy Ridge Parkway, Atlanta, Georgia 30339, and any adjournments or postponements thereof:

1. To elect two directors to the Board of Directors to serve for the term indicated below and until their successors are elected and qualified.

    [ ]  FOR all nominees listed below                    [ ]  WITHHOLD AUTHORITY
         (except as marked to the contrary below)              to vote for all nominees listed below
                                        Class II (terms to expire in 2005)
                                       Donald F. DeMuth      Darin R. Winn
    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THE NOMINEE'S NAME IN THE
    SPACE PROVIDED BELOW.

    ----------------------------------------------------------------------------------------------------------

    2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                                              Please date and sign this Proxy exactly
                                                              as name(s) appears on the mailing label.

                                                              ---------------------------------------

                                                              ---------------------------------------

                                                              Print Name ----------------------------
                                                              NOTE: When signing as an attorney,
                                                              trustee, executor, administrator or
                                                              guardian, please give your title as
                                                              such. If a corporation or partnership,
                                                              give full name by authorized officer. In
                                                              the case of joint tenants, each joint
                                                              owner must sign.

                                                              Dated: --------------------------------